Exhibit 99.4

Item 8.       Financial Statements and Supplementary Data

Page Reference
Report of Independent Registered Public Accounting Firm	2
Combined Statements of Operations for each of the three years in the period ended December 31, 2014	3
Combined Statements of Cash Flows for each of the three years in the period ended December 31, 2014	4
Combined Balance Sheets as of December 31, 2014 and 2013	5
Combined Statements of Partners’ Capital for each of the three years in the period ended December 31, 2014	6
Notes to Combined Financial Statements	7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of EQT Midstream Services, LLC and Unitholders of
EQT Midstream Partners, LP

We have audited the accompanying combined balance sheets of EQT Midstream Partners, LP (including its Predecessor as defined in Note 1 and collectively, the Partnership) as of December 31, 2014 and 2013, and the related combined statements of operations, cash flows and partners’ capital for each of the three years in the period ended December 31, 2014. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of EQT Midstream Partners, LP at December 31, 2014 and 2013, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young, LLP
Pittsburgh, Pennsylvania
April 1, 2015

EQT MIDSTREAM PARTNERS, LP
COMBINED STATEMENTS OF OPERATIONS(a)
 YEARS ENDED DECEMBER 31,

	2014	2013	2012
	(Thousands, except per unit amounts)
Operating revenues (b)	$476,547	$354,001	$236,293
Operating expenses:
Operating and maintenance (c)	55,276	42,727	38,709
Selling, general and administrative (c)	48,505	35,574	24,978
Depreciation and amortization	46,054	30,906	22,006
Total operating expenses	149,835	109,207	85,693
Operating income	326,712	244,794	150,600
Other income	2,349	1,242	8,228
Interest expense (d)	30,856	1,672	2,944
Income before income taxes	298,205	244,364	155,884
Income tax expense	31,705	54,573	45,668
Net income	$266,500	$189,791	$110,216

Calculation of limited partner interest in net income:
Net income	$266,500	$189,791	$110,216
Less pre-acquisition income allocated to parent	(53,878)	(86,213)	(73,657)
Less general partner interest in net income	(15,705)	(2,927)	(791)
Limited partner interest in net income	$196,917	$100,651	$35,768

Net income per limited partner unit – basic	$3.53	$2.47	$1.03
Net income per limited partner unit – diluted	$3.52	$2.46	$1.03

Weighted average limited partner units outstanding – basic	55,745	40,739	34,679
Weighted average limited partner units outstanding – diluted	55,883	40,847	34,734

(a) Financial statements for the year ended December 31, 2014 have been retrospectively recast to reflect the inclusion of the Northern West Virginia Marcellus gathering system (NWV Gathering) and the Jupiter natural gas gathering system (Jupiter). Financial statements for the years ended December 31, 2013 and 2012 have been retrospectively recast to reflect the inclusion of NWV Gathering, Jupiter and Sunrise Pipeline, LLC (Sunrise). See Note 2.

(b)
Operating revenues included affiliate revenues from EQT Corporation and subsidiaries (collectively, EQT) of $328.5 million, $310.2 million and $205.6 million for the years ended December 31, 2014, 2013 and 2012, respectively. In December 2013, EQT completed the sale of Equitable Gas Company, LLC (Equitable Gas Company) to PNG Companies LLC. As a result, revenues from Equitable Gas Company were reported as third party revenues in 2014. For the years ended December 31, 2013 and 2012, Equitable Gas Company revenues reported as affiliate revenues were $37.6 million and $36.8 million, respectively. See Note 4.

(c)
Operating and maintenance expense included charges from EQT of $28.7 million, $21.9 million and $17.5 million for the years ended December 31, 2014, 2013 and 2012, respectively. Selling, general and administrative expense included charges from EQT of $40.7 million, $31.3 million and $25.0 million for the years ended December 31, 2014, 2013 and 2012, respectively. See Note 4.

(d)
Interest expense for the years ended December 31, 2014 and 2013 included $19.9 million and $0.8 million, respectively, related to interest on a capital lease with an affiliate (see Note 12). Interest expense for the year ended December 31, 2012 included interest expense of $4.1 million to an affiliate on intercompany debt. See Note 4.

See notes to combined financial statements.

EQT MIDSTREAM PARTNERS, LP
COMBINED STATEMENTS OF CASH FLOWS(a)
 YEARS ENDED DECEMBER 31,

	2014	2013	2012
	(Thousands)
Cash flows from operating activities:
Net income	$266,500	$189,791	$110,216
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	46,054	30,906	22,006
Deferred income taxes	19,528	37,663	60,970
Other income	(2,349)	(1,242)	(8,228)
Non-cash long term compensation expense	3,368	981	2,282
Non-cash adjustments	(1,520)	(680)	(2,508)
Changes in other assets and liabilities:
Accounts receivable	(8,029)	(4,720)	(10,825)
Accounts payable	4,713	(4,534)	(4,739)
Due to/from EQT affiliates	(38,892)	11,639	36,727
Other assets and other liabilities	11,173	496	(5,806)
Net cash provided by operating activities	300,546	260,300	200,095
Cash flows from investing activities:
Capital expenditures	(318,105)	(283,011)	(273,225)
Jupiter Acquisition - net assets from EQT	(168,198)	—	—
Net cash used in investing activities	(486,303)	(283,011)	(273,225)
Cash flows from financing activities:
Proceeds from the issuance of common units, net of offering costs	902,467	529,442	276,780
Jupiter Acquisition - purchase price in excess of net assets from EQT	(952,802)	—	—
Sunrise Merger payment	(110,000)	(507,500)	—
Proceeds from short-term loans	450,000	—	—
Payments of short-term loans	(450,000)	—	—
Proceeds from the issuance of long-term debt	500,000	—	—
Distribution of proceeds from the issuance of common units	—	—	(230,887)
Due to/from EQT	—	—	(49,657)
Retirements of long-term debt	—	—	(135,235)
Net contributions from EQT	85,073	61,026	284,750
Capital contributions	382	5,631	1,863
Distributions paid to unitholders	(119,628)	(66,176)	(12,386)
Pre-merger and predecessor distributions paid to EQT	—	(31,390)	(10,193)
Discount, debt issuance costs and credit facility fees	(9,707)	—	(1,864)
Capital lease principal payments	(2,216)	—	—
Net cash provided by (used in) financing activities	293,569	(8,967)	123,171

Net change in cash and cash equivalents	107,812	(31,678)	50,041
Cash and cash equivalents at beginning of year	18,363	50,041	—
Cash and cash equivalents at end of year	$126,175	$18,363	$50,041

Cash paid during the year for:
Interest paid	$20,693	$939	$6,461
Non-cash activity during the year:
Elimination of net current and deferred tax liabilities	$51,813	$43,083	$143,587
Limited partner and general partner units issued for acquisitions	59,000	32,500	—
Capital lease asset/obligation	9,161	134,395	—
Contingent consideration	—	110,000	—
Non-cash distributions	—	—	12,229
Settlement of current income taxes (receivable)/payable with EQT	$(18,322)	$2,841	$1,463
(a) Financial statements for the year ended December 31, 2014 have been retrospectively recast to reflect the inclusion of NWV Gathering and Jupiter. Financial statements for the years ended December 31, 2013 and 2012 have been retrospectively recast to reflect the inclusion of NWV Gathering, Jupiter and Sunrise. See Note 2.
See notes to combined financial statements.

EQT MIDSTREAM PARTNERS, LP
 COMBINED BALANCE SHEETS(a)
DECEMBER 31,

	2014	2013
	(Thousands, except number of units)
ASSETS
Current assets:
Cash and cash equivalents	$126,175	$18,363
Accounts receivable (net of allowance for doubtful accounts of $260 and $152 as of December 31, 2014 and 2013, respectively)	16,492	8,463
Accounts receivable – affiliate	55,068	28,610
Other current assets	1,710	1,526
Total current assets	199,445	56,962

Property, plant and equipment	1,821,803	1,453,843
Less: accumulated depreciation	(216,486)	(176,415)
Net property, plant and equipment	1,605,317	1,277,428
Other assets	18,057	17,550
Total assets	$1,822,819	$1,351,940

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable	$43,785	$20,449
Due to related party	33,342	22,177
Sunrise Merger consideration payable to EQT	—	110,000
Accrued interest	8,338	3
Accrued liabilities	9,055	5,539
Total current liabilities	94,520	158,168
Deferred income taxes	78,583	98,976
Long-term debt	492,633	—
Lease obligation	143,828	133,733
Other long-term liabilities	7,111	6,014
Total liabilities	816,675	396,891

Partners’ capital:
Predecessor equity	315,105	310,861
Common units (43,347,452 and 30,468,902 units issued and outstanding at December 31, 2014 and 2013, respectively)	1,647,910	818,431
Subordinated units (17,339,718 units issued and outstanding at December 31, 2014 and 2013)	(929,374)	(175,996)
General partner interest (1,238,514 and 975,686 units issued and outstanding at December 31, 2014 and 2013, respectively)	(27,497)	1,753
Total partners’ capital	1,006,144	955,049
Total liabilities and partners’ capital	$1,822,819	$1,351,940
  (a) Financial statements as of December 31, 2014 have been retrospectively recast to reflect the inclusion of NWV Gathering. Financial statements as of December 31, 2013 have been retrospectively recast to reflect the inclusion of NWV Gathering and Jupiter. See Note 2.

 See notes to combined financial statements.

EQT MIDSTREAM PARTNERS, LP
COMBINED STATEMENTS OF PARTNERS’ CAPITAL
 YEARS ENDED DECEMBER 31, 2014, 2013 and 2012(a)

		Partners’ Capital
	Predecessor	Limited Partners		General
	Equity	Common	Subordinated	Partner	Total
	(Thousands)
Balance at January 1, 2012	$283,939	$—	$—	$—	$283,939
Net income	73,657	16,345	19,423	791	110,216
Net contributions from EQT	286,213	—	—	—	286,213
Distributions paid	(10,193)	—	—	—	(10,193)
Non-cash distributions	(12,229)	—	—	—	(12,229)
Elimination of net current and deferred tax liabilities	143,587	—	—	—	143,587
Contribution of net assets to EQT Midstream Partners, LP	(400,231)	56,470	330,279	13,482	—
Issuance of common units to public, net of offering costs	—	276,780	—	—	276,780
Distribution of proceeds	—	(32,837)	(192,049)	(6,001)	(230,887)
Capital contribution	—	2,080	2,080	84	4,244
Equity-based compensation plans	—	535	—	—	535
Distributions to unitholders	—	(6,069)	(6,069)	(248)	(12,386)
Balance at December 31, 2012	$364,743	$313,304	$153,664	$8,108	$839,819

Net income	86,213	58,673	41,978	2,927	189,791
Net contributions from EQT	63,867	—	—	—	63,867
Capital contribution	—	1,705	1,363	64	3,132
Equity-based compensation plans	—	981	—	—	981
Distributions to unitholders	—	(37,774)	(26,877)	(1,525)	(66,176)
Pre-merger distributions to EQT	(31,390)	—	—	—	(31,390)
Proceeds from equity offering, net of offering costs	—	529,442	—	—	529,442
Elimination of net current and deferred tax liabilities	43,083	—	—	—	43,083
Sunrise net assets from EQT	(215,655)	—	—	—	(215,655)
Issuance of units	—	20,845	—	11,655	32,500
Purchase price in excess of net assets from EQT	—	(68,745)	(346,124)	(19,476)	(434,345)
Balance at December 31, 2013	$310,861	$818,431	$(175,996)	$1,753	$955,049

Net income	53,878	136,992	59,925	15,705	266,500
Capital contribution	—	338	152	10	500
Equity-based compensation plans	—	3,692	—	—	3,692
Net contributions from EQT	66,751	—	—	—	66,751
Distributions to unitholders	—	(75,328)	(35,026)	(9,274)	(119,628)
Proceeds from equity offering, net of offering costs	—	902,467	—	—	902,467
Elimination of net current and deferred tax liabilities	51,813	—	—	—	51,813
Jupiter net assets from EQT	(168,198)	—	—	—	(168,198)
Issuance of units	—	39,091	—	19,909	59,000
Purchase price in excess of net assets from EQT	—	(177,773)	(778,429)	(55,600)	(1,011,802)
Balance at December 31, 2014	$315,105	$1,647,910	$(929,374)	$(27,497)	$1,006,144
(a) Financial statements for the year ended December 31, 2014 have been retrospectively recast to reflect the inclusion of NWV Gathering and Jupiter. Financial statements for the years ended December 31, 2013 and 2012 have been retrospectively recast to reflect the inclusion of NWV Gathering, Jupiter and Sunrise. See Note 2.

See notes to combined financial statements.

EQT MIDSTREAM PARTNERS, LP
NOTES TO COMBINED FINANCIAL STATEMENTS
DECEMBER 31, 2014

1.              Summary of Operations and Significant Accounting Policies

Organization and Basis of Presentation

EQT Midstream Partners, LP (EQT Midstream Partners or the Partnership), which closed its initial public offering (IPO) on July 2, 2012, is a growth-oriented Delaware limited partnership formed by EQT Corporation in January 2012.  Equitrans, L.P. (Equitrans) is a Pennsylvania limited partnership and the predecessor for accounting purposes (the Predecessor) of EQT Midstream Partners. EQT Midstream Services, LLC is the Partnership’s general partner. References in these combined financial statements to the Partnership, when used for periods prior to the IPO, refer to Equitrans.  References in these combined financial statements to the Partnership, when used for periods beginning at or following the IPO, refer collectively to the Partnership and its consolidated subsidiaries. References in these combined financial statements to EQT refer collectively to EQT Corporation and its consolidated subsidiaries. Immediately prior to the closing of the IPO, EQT contributed all of the partnership interests in Equitrans to the Partnership. Therefore, the historical financial statements contained in this report reflect the assets, liabilities and results of operations of Equitrans presented on a carve-out basis for periods before July 2, 2012 and EQT Midstream Partners for periods beginning at or following July 2, 2012. Additionally, as discussed in Note 2, the Partnership’s combined financial statements have been retrospectively recast for all periods presented to include the historical results of Sunrise, which was merged into the Partnership on July 22, 2013, Jupiter, which was acquired on May 7, 2014, and NWV Gathering, which was acquired on March 17, 2015 because these transactions were between entities under common control.

The Partnership does not have any employees. Operational support for the Partnership is provided by EQT Gathering, LLC (EQT Gathering), one of EQT’s operating subsidiaries engaged in midstream business operations. EQT Gathering’s employees manage and conduct the Partnership’s daily business operations.

Nature of Business

The Partnership is a growth-oriented limited partnership formed by EQT to own, operate, acquire and develop midstream assets in the Appalachian Basin. The Partnership provides midstream services to EQT and third parties in the Appalachian Basin across 21 counties in Pennsylvania and West Virginia through two primary assets: the transmission and storage system and the gathering system.

Transmission and Storage System: The Partnership’s transmission and storage system includes an approximately 700-mile Federal Energy Regulatory Commission (FERC)-regulated interstate pipeline that connects to five interstate pipelines and multiple distribution companies. The transmission system is supported by 14 associated natural gas storage reservoirs with approximately 400 MMcf per day of peak withdrawal capacity and 32 Bcf of working gas capacity and 27 compressor units. As of December 31, 2014, the transmission assets had total throughput capacity of approximately 3.0 Bcf per day. The Partnership also operates the Allegheny Valley Connector (AVC) facilities as described in Note 12. Revenues are primarily driven by the Partnership’s firm transmission and storage contracts.

Gathering System: The Partnership’s gathering system includes approximately 145 miles of high-pressure gathering lines. This gathering system has access to multiple interconnect points with the Partnership’s transmission and storage system and includes five compressor stations with approximately 575 MMcf per day of total firm gathering capacity as of December 31, 2014, which increased by 460 MMcf per day in the first quarter of 2015. The Partnership’s gathering system also includes approximately 1,500 miles of FERC-regulated low-pressure gathering lines. Revenues associated with the Partnership’s gathering system are generated under firm and interruptible gathering service contracts.

Limited Partner and General Partner Units

The following table summarizes common, subordinated and general partner units issued from the date of the Partnership’s IPO through December 31, 2014.

	Limited Partner Units		General
	Common	Subordinated	Partner Units	Total
Issued in connection with IPO	17,339,718	17,339,718	707,744	35,387,180
Balance at December 31, 2012	17,339,718	17,339,718	707,744	35,387,180
July 2013 equity offering	12,650,000	—	—	12,650,000
Sunrise Merger consideration	479,184	—	267,942	747,126
Balance at December 31, 2013	30,468,902	17,339,718	975,686	48,784,306
May 2014 equity offering	12,362,500	—	—	12,362,500
Jupiter Acquisition consideration	516,050	—	262,828	778,878
Balance at December 31, 2014	43,347,452	17,339,718	1,238,514	61,925,684

Immediately prior to the closing of the IPO, EQT contributed all of the partnership interests in Equitrans to the Partnership. The Partnership issued 14,375,000 common units to the public in the IPO and received net proceeds of approximately $277 million, after deducting the underwriters' discount and offering expenses. At the time of the IPO, EQT retained 2,964,718 common units, 17,339,718 subordinated units and 707,744 general partner units.

In July 2013, the Partnership completed an underwritten public offering of 12,650,000 common units. The Partnership received net proceeds of approximately $529 million from this offering after deducting the underwriters’ discount and offering expenses of approximately $21 million. Net proceeds from the offering were used to fund the cash consideration paid to EQT in connection with the Sunrise Merger discussed in Note 2.

In May 2014, the Partnership completed an underwritten public offering of 12,362,500 common units. The Partnership received net proceeds of approximately $902 million from this offering after deducting the underwriters’ discount and offering expenses of approximately $34 million. Net proceeds from the offering were used to finance the cash consideration paid to EQT in connection with the Jupiter Acquisition discussed in Note 2.

As of December 31, 2014, EQT owned a 36.4% equity interest in the Partnership, which included 3,959,952 common units, 17,339,718 subordinated units and 1,238,514 general partner units. EQT also holds the incentive distribution rights as discussed in Note 10.

On March 17, 2015, the Partnership completed an underwritten public offering of 8,250,000 common units. The Partnership received net proceeds of approximately $605.4 million from the offering after deducting the underwriters' discount and estimated offering expenses which were used to finance a portion of the cash consideration paid to EQT in connection with the NWV Gathering Acquisition (defined in Note 2). On March 23, 2015, the underwriters exercised their option to purchase additional common units of 1,237,500 on the same terms as the offering. The net proceeds from the sale of these additional common units of approximately $91.0 million after deducting the underwriters' discount were used to reduce the Partnership's outstanding balance on the credit facility. As a result of the sale of these additional common units, EQT purchased 25,255 general partner units to maintain its 2.0% general partner interest. Following the NWV Gathering Acquisition and the equity offering including the full exercise of the underwriters' option to purchase additional common units, EQT owns a 32.2% equity interest in the Partnership, which includes 21,811,643 common units and 1,443,015 general partner units.

Significant Accounting Policies

Principles of Consolidation/Combination: The combined financial statements include the accounts of EQT Midstream Partners and all of its subsidiaries and partnerships and reflect the historical results of businesses acquired through common control transactions, as reflected on a combined basis with the Partnership's historical financial statements. Transactions between the Partnership and EQT have been identified in the combined financial statements as transactions between related parties and are discussed in Note 4.

Segments: Operating segments are revenue-producing components of the enterprise for which separate financial information is produced internally and are subject to evaluation by the Partnership’s chief operating decision maker in deciding how to allocate resources. The Partnership reports its operations in two segments, which reflect its lines of business.  Transmission and storage includes the Partnership’s FERC-regulated interstate pipeline and storage business. Gathering primarily includes high-pressure gathering lines and the FERC-regulated low pressure gathering system. The operating segments are evaluated on their contribution to the Partnership’s operating income. All of the Partnership’s operating revenues, income from continuing operations and assets are generated or located in the United States. See Note 3.

Reclassification: Certain previously reported amounts have been reclassified to conform to the current year presentation.

Prior to the occurrence of the common control transaction discussed in Note 2, certain prior year amounts in the combined statements of cash flows were revised to correctly present changes in accrued liabilities related to the timing of payments for capital expenditures. For the year ended December 31, 2013, net cash provided by operating activities increased by approximately $13.2 million with a corresponding increase in net cash used in investing activities as a result of this correction. For the year ended December 31, 2012, net cash provided by operating activities decreased by approximately $8.4 million with a corresponding decrease in net cash used in investing activities as a result of this correction. There was no impact to the combined statements of operations or combined balance sheets.

Use of Estimates: The preparation of financial statements in conformity with United States generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents:  The Partnership considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.  Interest earned on cash equivalents is included as a reduction to interest expense in the accompanying combined statements of operations.

Trade and Other Receivables:  Trade and other receivables are stated at their historical carrying amount. Judgment is required to assess the ultimate realization of accounts receivable, including assessing the probability of collection and the creditworthiness of customers. Based upon management’s assessments, allowances for doubtful accounts of approximately $0.3 million and $0.2 million were provided at December 31, 2014 and 2013, respectively. The Partnership also has receivables due from EQT as discussed in Note 4.

Fair Value of Financial Instruments: The Partnership has categorized its assets and liabilities recorded at fair value into a three-level fair value hierarchy, based on the priority of the inputs to the valuation technique. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets and liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The carrying value of cash and cash equivalents, accounts receivable, amounts due to/from related parties and accounts payable approximate fair value due to the short maturity of the instruments; these are considered Level 1 fair values. The carrying value of short-term loans under the Partnership's credit facility approximates fair value as the interest rates are based on prevailing market rates; this is considered a Level 1 fair value. As the Partnership’s long-term debt is not actively traded, the fair value of the debt is a Level 2 fair value measurement which is estimated using a standard industry income approach model which utilizes a discount rate based on market rates for debt with similar remaining time to maturity and credit risk.

Property, Plant and Equipment: The Partnership’s property, plant and equipment are stated at depreciated cost. Maintenance projects that do not increase the overall life of the related assets are expensed as incurred. Expenditures that extend the useful life of the underlying asset are capitalized.

	As of December 31,
	2014	2013
	(Thousands)
Transmission and storage assets	$1,045,207	$904,699
Accumulated depreciation	(159,583)	(135,949)
Net transmission and storage assets	885,624	768,750
Gathering assets	776,596	549,144
Accumulated depreciation	(56,903)	(40,466)
Net gathering assets	719,693	508,678
Net property, plant and equipment	$1,605,317	$1,277,428

Depreciation is recorded using composite rates on a straight-line basis over the estimated useful life of the assets. The overall rate of depreciation for the years ended December 31, 2014, 2013 and 2012 were approximately 2.5%, 2.1% and 2.1% , respectively. The Partnership estimates the pipelines have useful lives ranging from 25 years to 65 years and the compression equipment has useful lives ranging from 25 years to 50 years. As circumstances warrant, depreciation estimates are reviewed to determine if any changes in the underlying assumptions are necessary. For the Partnership's regulated fixed assets, depreciation rates are re-evaluated each time the Partnership files with the FERC for a change in its transportation and storage rates.

Whenever events or changes in circumstances indicate that the carrying amount of long-lived assets may not be recoverable, the Partnership reviews its long-lived assets for impairment by first comparing the carrying value of the assets to the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the assets. The transmission, storage and gathering systems are evaluated as one asset group for impairment purposes because the cash flows are not independent of one another. If the carrying value exceeds the sum of the assets’ undiscounted cash flows, the Partnership estimates an impairment loss equal to the difference between the carrying value and fair value of the assets.

Unamortized Debt Discount and Issuance Expense: Discounts and expenses incurred with the issuance of long-term debt are amortized over the term of the debt. These amounts are presented as a reduction of long-term debt on the accompanying combined balance sheets.

Natural Gas Imbalances: The Partnership experiences natural gas imbalances when the actual amount of natural gas delivered from a pipeline system or storage facility differs from the amount of natural gas scheduled to be delivered. The Partnership values these imbalances due to or from shippers and operators at current index prices. Imbalances are settled in-kind, subject to the terms of the FERC tariff. Imbalances as of December 31, 2014 and 2013 were $2.0 million and $1.1 million, respectively, and are included in accrued liabilities in the accompanying combined balance sheets with offsetting amounts recorded to system gas, a component of property, plant and equipment. The Partnership classifies the imbalance liabilities as current as it expects to settle them within a year.

Asset Retirement Obligations: The Partnership operates and maintains its transmission and storage system and its gathering system, and intends to do so as long as supply and demand for natural gas exists, which is expected for the foreseeable future. Therefore, the Partnership believes that it cannot reasonably estimate the asset retirement obligations for its system assets as these assets have indeterminate lives.

Contingencies: The Partnership is involved in various regulatory and legal proceedings that arise in the ordinary course of business. A liability is recorded for contingencies based upon the Partnership's assessment that a loss is probable and that the amount of the loss can be reasonably estimated. The Partnership considers many factors in making these assessments, including history and specifics of each matter. Estimates are developed in consultation with legal counsel and are based upon the analysis of potential results.

Regulatory Accounting: The Partnership’s regulated operations consist of interstate pipeline, intrastate gathering and storage operations subject to regulation by the FERC. Rate regulation provided by the FERC is designed to enable the Partnership to recover the costs of providing the regulated services plus an allowed return on invested capital. The application of regulatory accounting allows the Partnership to defer expenses and income in its combined balance sheets as regulatory assets and liabilities when it is probable that those expenses and income will be allowed in the rate setting process in a period different from the period in which they would have been reflected in the combined statements of operations for a non-regulated entity. The deferred regulatory assets and liabilities are then recognized in the combined statements of operations in the period in which the same amounts are reflected in rates. The amounts deferred in the combined balance sheets relate primarily to the accounting for income taxes, post-retirement benefit costs, base storage gas and the storage retainage tracker on the AVC system. The amounts established for accounting for income taxes were primarily generated during the pre-IPO period when the Partnership was included as part of EQT’s consolidated federal tax return. The Partnership believes that it will continue to be subject to rate regulation that will provide for the recovery of deferred costs.

Revenue Recognition: Revenues relating to the transmission, storage and gathering of natural gas are recognized in the period service is provided. Reservation revenues on firm contracted capacity are recognized ratably over the contract period based on the contracted volume regardless of the amount of natural gas that is transported. Revenues associated with transported volumes under firm and interruptible services are recognized as physical deliveries of natural gas are made.

Allowance for Funds Used During Construction (AFUDC): The Partnership capitalizes the carrying costs for the construction of certain regulated long-term assets and amortizes the costs over the life of the related assets. The calculated AFUDC includes capitalization of the cost of financing construction of assets subject to regulation by the FERC (the interest component). AFUDC also includes a designated cost of equity for financing the construction of these regulated assets (the equity component). AFUDC applicable to interest cost for the years ended December 31, 2014, 2013 and 2012 were $0.7 million, $0.4 million and $1.9 million, respectively, and were included as a reduction of interest expense in the combined statements of operations. AFUDC applicable to equity funds for the years ended December 31, 2014, 2013 and 2012 were $2.2 million, $1.2 million and $6.7 million, respectively, and were recorded in other income in the combined statements of operations.

Equity-Based Compensation: The Partnership has awarded equity-based compensation in connection with the EQT Midstream Services, LLC 2012 Long-Term Incentive Plan. These awards will be paid in units; therefore, the Partnership treats these programs as equity awards. These awards have a market condition related to total unitholder return; therefore the expense associated with these awards is based on the fair value as determined by a Monte Carlo analysis. Significant assumptions made in the Monte Carlo analysis included the market price of units at payout date, total unitholder return threshold to be achieved, volatility, risk-free rate, term, dividend yield and forfeiture rate.

Net Income per Limited Partner Unit: Net income per limited partner unit is calculated utilizing the two-class method by dividing the limited partner interest in net income by the weighted average number of limited partner units outstanding during the period. The Partnership’s net income is allocated to the general partner and limited partners, including the subordinated unitholder, in accordance with their respective ownership percentages, and when applicable, giving effect to incentive distributions allocable to the general partner. The allocation of undistributed earnings, or net income in excess of distributions, to the incentive distribution rights is limited to available cash (as defined by the Partnership’s partnership agreement) for the period. The Partnership’s net income allocable to the limited partners is allocated between common and subordinated unitholders by applying the provisions of the Partnership’s partnership agreement that govern actual cash distributions as if all earnings for the period had been distributed. Any common units issued during the period are included on a monthly weighted-average basis for the periods in which they were outstanding. Diluted net income per limited partner unit reflects the potential dilution that could occur if securities or agreements to issue common units, such as awards under the long-term incentive plan, were exercised, settled or converted into common units. When it is determined that potential common units resulting from an award subject to performance or market conditions should be included in the diluted net income per limited partner unit calculation, the impact is reflected by applying the treasury stock method. Net income attributable to Sunrise for the period prior to July 22, 2013, to Jupiter for the period prior to May 7, 2014 and to NWV Gathering for all periods was not allocated to the limited partners for purposes of calculating net income per limited partner unit as these were pre-acquisition amounts and such earnings were not available to pay the unitholders. See Note 10.

Income Taxes: For federal and state income tax purposes, all income, expenses, gains, losses and tax credits generated flow through to the owners, and accordingly, do not result in a provision for income taxes for the Partnership. Net income for financial statement purposes may differ significantly from taxable income of unitholders because of differences between the tax basis and financial reporting basis of assets and liabilities and the taxable income allocation requirements under the Partnership’s partnership agreement.  The aggregate difference in the basis of the Partnership’s net assets for financial and tax reporting purposes cannot be readily determined because information regarding each partner’s tax attributes is not available to us. See Note 5 for further discussion of income taxes included in the combined financial statements.

Recently Issued Accounting Standards: In May 2014, the Financial Accounting Standards Board (FASB) and the International Accounting Standards Board (IASB) issued a converged standard on revenue recognition to clarify the principles for recognizing revenue and to develop a common revenue standard for U.S. GAAP and International Financial Reporting Standards. To meet those objectives, the FASB is amending the FASB Accounting Standards Codification and creating a new Topic 606, Revenue from Contracts with Customers. The revenue standard is effective for fiscal years beginning after December 15, 2016. The Partnership is currently evaluating the impact this standard will have on its financial statements and related disclosures.

In February 2015, the FASB has issued an Accounting Standards Update (ASU) No. 2015-02, Consolidation: Amendments to the Consolidation Analysis, which is intended to improve targeted areas of consolidation guidance for legal entities such as limited partnerships, limited liability corporations and securitization structures (e.g. collateralized debt obligations, collateralized loan obligations and mortgage-backed security transactions). The ASU will be effective for fiscal years beginning after December 15, 2015. The Partnership is currently evaluating the impact this standard will have on its financial statements and related disclosures.
Subsequent Events: The Partnership has evaluated subsequent events through the date of the financial statement issuance.

2.                          Acquisitions and Merger

On April 30, 2014, the Partnership, its general partner, EQM Gathering Opco, LLC (EQM Gathering), a wholly owned subsidiary of the Partnership, and EQT Gathering entered into a contribution agreement (Contribution Agreement) pursuant to which, on May 7, 2014, EQT Gathering contributed to EQM Gathering certain assets constituting the Jupiter natural gas gathering system (Jupiter Acquisition). The aggregate consideration paid by the Partnership to EQT in connection with the Jupiter Acquisition was approximately $1,180 million, consisting of a $1,121 million cash payment and issuance of 516,050 common units and 262,828 general partner units of the Partnership. The cash portion of the purchase price was funded with the net proceeds from an equity offering of common units and borrowings under the Partnership’s credit facility.

On July 15, 2013, the Partnership and Equitrans entered into an Agreement and Plan of Merger with EQT and Sunrise, a wholly owned subsidiary of EQT and the owner of the Sunrise Pipeline. Effective July 22, 2013,     Sunrise merged with and into Equitrans, with Equitrans continuing as the surviving company (Sunrise Merger).  Upon closing, the Partnership paid EQT consideration of $540 million, consisting of a $507.5 million cash payment, 479,184 Partnership common units and 267,942 Partnership general partner units. Prior to the Sunrise Merger, Equitrans entered into a precedent agreement with a third party for firm transportation service on the Sunrise Pipeline over a twenty-year term (the Precedent Agreement).  Pursuant to the Agreement and Plan of Merger, following the effectiveness of the transportation agreement contemplated by the Precedent Agreement in December 2013, the Partnership was obligated to pay additional consideration of $110 million to EQT in January 2014.

Jupiter and Sunrise were businesses and the Jupiter Acquisition and Sunrise Merger were transactions between entities under common control; therefore, the Partnership recorded the assets and liabilities of Jupiter and Sunrise at their carrying amounts to EQT on the date of the respective transactions. The difference between EQT’s net carrying amount and the total consideration paid to EQT was recorded as a capital transaction with EQT, which resulted in a reduction in partners’ capital. This portion of the consideration was recorded in financing activities in the combined statements of cash flows. The Partnership recast its combined financial statements to retrospectively reflect the Jupiter Acquisition and Sunrise Merger as if the entities were owned for all periods presented; however, the combined financial statements are not necessarily indicative of the results of operations that would have occurred if the Partnership had owned them during the periods reported.

Prior to the Sunrise Merger, the Partnership operated the Sunrise Pipeline as part of its transmission and storage system under a lease agreement with EQT. The lease was a capital lease under GAAP; therefore, revenues and expenses associated with Sunrise were included in the Partnership’s historical combined financial statements and the Sunrise Pipeline was depreciated over the lease term of 15 years. Effective as of the closing of the Sunrise Merger on July 22, 2013, the lease agreement was terminated. As a result, the recast of the combined financial statements for the Sunrise Merger included recasting depreciation expense recognized for the periods prior to the merger to reflect the pipeline’s useful life of 40 years. The decrease in depreciation expense and interest expense associated with the capital lease increased previously reported net income for the year ended December 31, 2012 and the first six months of 2013. In addition, because the effect of the recast of the financial statements resulted in the elimination of the capital lease obligation from the Partnership to Sunrise, which was essentially equal to the carrying value of the net assets acquired with the Sunrise Merger, the consideration paid was recorded in financing activities in the combined statements of cash flows.

On March 10, 2015, the Partnership entered into a contribution and sale agreement (Contribution Agreement) pursuant to which, on March 17, 2015, EQT contributed NWV Gathering to EQM Gathering (the NWV Gathering Acquisition). The Partnership paid total consideration of $925.7 million to EQT, consisting of approximately $873.2 million in cash, 511,973 common units of the Partnership and 178,816 general partner units of the Partnership. The cash portion of the purchase price was funded with net proceeds from an equity offering and borrowings under the Partnership's credit facility.

The Contribution Agreement also contemplated the sale to the Partnership of a preferred interest in EQT Energy Supply, LLC, a wholly owned subsidiary of EQT that generates revenue from services provided to a local distribution company. This sale is expected to occur by April 16, 2015 and is subject to customary closing conditions under the Contribution Agreement, in addition to the condition that EQT obtain consent from the requisite note holders under, or pay off all obligations with respect to, an existing note purchase agreement related to approximately $6 million of outstanding indebtedness. The consideration to be paid by the Partnership to EQT in connection with the acquisition of the preferred interest in EQT Energy Supply, LLC is approximately $124.3 million.

On March 30, 2015, the Partnership assumed 100% of the membership interests in MVP Holdco, LLC (MVP Holdco), a indirect wholly owned subsidiary of EQT that owns an approximately 55% interest (the MVP Interest) in Mountain Valley Pipeline, LLC (MVP Joint Venture) for approximately $54.2 million (MVP Interest Acquisition), which represents the Partnership's reimbursement to EQT for 100% of the capital contributions made by EQT to the MVP Joint Venture as of March 30, 2015. The MVP Joint Venture plans to construct the Mountain Valley Pipeline (MVP) project, an estimated 300-mile natural gas interstate pipeline spanning from northern West Virginia to southern Virginia.  The MVP project is subject to FERC approval.  The voluntary pre-filing process with the FERC began in October 2014, and the pipeline is expected to be in-service during the fourth quarter of 2018. The Partnership will account for the MVP Interest beginning on the date it is assumed from EQT as an equity method investment as the Partnership does not control but does exert significant influence over the MVP Joint Venture.  EQT's investment in the MVP Joint Venture was approximately $9.3 million as of December 31, 2014.

NWV Gathering was a business and the related acquisition was a transaction between entities under common control. As a result, the Partnership recast its financial statements to retrospectively reflect this acquisition. The historical combined statements of operations for the years ended December 31, 2014, 2013 and 2012 have been recast to retrospectively reflect the NWV Gathering Acquisition, as presented below.

	Year Ended December 31, 2014
	Previously Reported	NWV Gathering	As Recast
		(Thousands)
Operating revenues	$392,959	$83,588	$476,547
Operating expenses:
Operating and maintenance	45,434	9,842	55,276
Selling, general and administrative	37,190	11,315	48,505
Depreciation and amortization	36,599	9,455	46,054
Total operating expenses	119,223	30,612	149,835
Operating income	273,736	52,976	326,712
Other income	2,349	—	2,349
Interest expense	30,856	—	30,856
Income before income taxes	245,229	52,976	298,205
Income tax expense	12,456	19,249	31,705
Net income	$232,773	$33,727	$266,500

	Year Ended December 31, 2013
	Previously Reported	NWV Gathering	As Recast
		(Thousands)
Operating revenues	$303,712	$50,289	$354,001
Operating expenses:
Operating and maintenance	35,578	7,149	42,727
Selling, general and administrative	29,101	6,473	35,574
Depreciation and amortization	25,924	4,982	30,906
Total operating expenses	90,603	18,604	109,207
Operating income	213,109	31,685	244,794
Other income	1,242	—	1,242
Interest expense	1,672	—	1,672
Income before income taxes	212,679	31,685	244,364
Income tax expense	41,572	13,001	54,573
Net income	$171,107	$18,684	$189,791

	Year Ended December 31, 2012
	Previously Reported	NWV Gathering	As Recast
		(Thousands)
Operating revenues	$200,005	$36,288	$236,293
Operating expenses:
Operating and maintenance	34,250	4,459	38,709
Selling, general and administrative	21,202	3,776	24,978
Depreciation and amortization	19,531	2,475	22,006
Total operating expenses	74,983	10,710	85,693
Operating income	125,022	25,578	150,600
Other income	8,228	—	8,228
Interest expense	2,944	—	2,944
Income before income taxes	130,306	25,578	155,884
Income tax expense	36,065	9,603	45,668
Net income	$94,241	$15,975	$110,216

The historical combined balance sheets as of December 31, 2014 and 2013 have been recast to retrospectively reflect the NWV Gathering Acquisition, as presented below.

	December 31, 2014
	Previously Reported	NWV Gathering	Reclassifications	As Recast
ASSETS	(Thousands)
Current assets:
Cash and cash equivalents	$126,175	$—	$—	$126,175
Accounts receivable	16,492	—	—	16,492
Accounts receivable - affiliate	37,435	17,633	—	55,068
Deferred income taxes	—	840	(840)	—
Other current assets	870	—	840	1,710
Total current assets	180,972	18,473	—	199,445
Property, plant and equipment	1,423,490	398,313	—	1,821,803
Less: accumulated depreciation	(200,529)	(15,957)	—	(216,486)
Net property, plant and equipment	1,222,961	382,356	—	1,605,317
Other assets	18,057	—	—	18,057
Total assets	$1,421,990	$400,829	$—	$1,822,819

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable	$36,973	$6,812	$—	$43,785
Due to related party	33,013	—	329	33,342
Accrued interest	8,338	—	—	8,338
Taxes payable	—	149	(149)	—
Accrued liabilities	9,055	180	(180)	9,055
Total current liabilities	87,379	7,141	—	94,520
Deferred income taxes	—	78,583	—	78,583
Long-term debt	492,633	—	—	492,633
Lease obligation	143,828	—	—	143,828
Other long-term liabilities	7,111	—	—	7,111
Total liabilities	730,951	85,724	—	816,675
Partners’ capital:
Predecessor equity	—	315,105	—	315,105
Common units	1,647,910	—	—	1,647,910
Subordinated units	(929,374)	—	—	(929,374)
General partner interest	(27,497)	—	—	(27,497)
Total partners’ capital	691,039	315,105	—	1,006,144
Total liabilities and partners’ capital	$1,421,990	$400,829	$—	$1,822,819

	December 31, 2013
	Previously Reported	NWV Gathering	Reclassifications	As Recast
ASSETS	(Thousands)
Current assets:
Cash and cash equivalents	$18,363	$—	$—	$18,363
Accounts receivable	8,463	—	—	8,463
Accounts receivable - affiliate	23,620	4,990	—	28,610
Deferred income taxes	—	493	(493)	—
Other current assets	1,033	18,322	(17,829)	1,526
Total current assets	51,479	23,805	(18,322)	56,962
Property, plant and equipment	1,163,683	290,160	—	1,453,843
Less: accumulated depreciation	(168,740)	(7,675)	—	(176,415)
Net property, plant and equipment	994,943	282,485	—	1,277,428
Other assets	17,550	—	—	17,550
Total assets	$1,063,972	$306,290	$(18,322)	$1,351,940

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable	$8,634	$11,815	$—	$20,449
Due to related party	34,190	6,309	(18,322)	22,177
Sunrise Merger consideration payable to EQT	110,000	—	—	110,000
Accrued interest	3	—	—	3
Accrued liabilities	5,041	498	—	5,539
Total current liabilities	157,868	18,622	(18,322)	158,168
Deferred income taxes	39,840	59,136	—	98,976
Lease obligation	133,733	—	—	133,733
Other long-term liabilities	6,014	—	—	6,014
Total liabilities	337,455	77,758	(18,322)	396,891
Partners’ capital:
Predecessor equity	82,329	228,532	—	310,861
Common units	818,431	—	—	818,431
Subordinated units	(175,996)	—	—	(175,996)
General partner interest	1,753	—	—	1,753
Total partners’ capital	726,517	228,532	—	955,049
Total liabilities and partners’ capital	$1,063,972	$306,290	$(18,322)	$1,351,940

3.                          Financial Information by Business Segment

	Years Ended December 31,
	2014	2013	2012
	(Thousands)
Revenues from external customers (including affiliates):
Transmission and storage	$254,820	$173,881	$120,797
Gathering	221,727	180,120	115,496
Total	$476,547	$354,001	$236,293
Operating income:
Transmission and storage	$183,294	$124,950	$81,127
Gathering	143,418	119,844	69,473
Total operating income	$326,712	$244,794	$150,600

Reconciliation of operating income to net income:
Other income	2,349	1,242	8,228
Interest expense	30,856	1,672	2,944
Income tax expense	31,705	54,573	45,668
Net income	$266,500	$189,791	$110,216

	As of December 31,
	2014	2013	2012
	(Thousands)
Segment assets:
Transmission and storage	$928,864	$807,287	$619,163
Gathering	765,090	526,290	330,710
Total operating segments	1,693,954	1,333,577	949,873
Headquarters, including cash	128,865	18,363	50,041
Total assets	$1,822,819	$1,351,940	$999,914

	Years Ended December 31,
	2014	2013	2012
	(Thousands)
Depreciation and amortization:
Transmission and storage	$26,792	$18,323	$12,901
Gathering	19,262	12,583	9,105
Total	$46,054	$30,906	$22,006
Expenditures for segment assets:
Transmission and storage	$127,134	$77,989	$188,143
Gathering	226,168	197,543	97,857
Total (a)	$353,302	$275,532	$286,000

(a) The Partnership accrues capital expenditures when work has been completed but the associated bills have not yet been paid. These accrued amounts are excluded from capital expenditures on the combined statements of cash flows until they are paid in a subsequent period. Accrued capital expenditures in the table above were $51.1 million, $16.3 million and $23.7 million at December 31, 2014, 2013 and 2012, respectively. Additionally, the Partnership capitalizes certain labor overhead costs which include a portion of non-cash equity-based compensation. These non-cash capital expenditures in the table above were approximately $0.3 million for the year ended December 31, 2014. There were no amounts capitalized for the years ended December 31, 2013 and 2012.

4.         Related-Party Transactions

Affiliate transactions. In the ordinary course of business, the Partnership has transactions with affiliated companies. The Partnership has various contracts with affiliates including, but not limited to, transportation service and precedent agreements, storage agreements and gas gathering agreements.

Operation and Management Services Agreement. The Partnership has an operation and management services agreement with EQT Gathering, pursuant to which EQT Gathering provides the Partnership’s pipelines and storage facilities with certain operational and management services. The Partnership reimburses EQT Gathering for such services pursuant to the terms of the omnibus agreement described below.

The Partnership is allocated the portion of operating and maintenance expense and selling, general and administrative expense incurred by EQT and EQT Gathering which is related to the Partnership.

Employees of EQT operate the Partnership’s assets. EQT charges the Partnership for the payroll and benefit costs associated with these individuals and for retirees of Equitrans. EQT carries the obligations for pension and other employee-related benefits in its combined financial statements. The Partnership is allocated a portion of EQT’s defined benefit pension plan and retiree medical and life insurance plan cost for the retirees of Equitrans. The Partnership’s share of those costs is recorded in due to related parties and reflected in operating expenses in the accompanying combined statements of operations. See Note 9.

The historical financial statements of the Predecessor, NWV Gathering, Jupiter and Sunrise, as applicable, included long-term incentive compensation plan expense associated with the EQT long-term incentive plan which was not an expense of the Partnership subsequent to the IPO under the omnibus agreement because, at the time of the IPO, the Partnership’s general partner established its own long-term incentive compensation plan as discussed in Note 11. Effective January 1, 2015, the Partnership amended the omnibus agreement to provide for the reimbursement by the Partnership of direct and indirect costs and expenses attributable to EQT's long-term incentive programs as these plans will be utilized to compensate and retain EQT employees who provide services to the Partnership.

Omnibus Agreement. The Partnership entered into an omnibus agreement by and among the Partnership, its general partner and EQT. Pursuant to the omnibus agreement, EQT agreed to provide the Partnership with a license to use the name “EQT” and related marks in connection with the Partnership’s business. The omnibus agreement also provides for certain indemnification and reimbursement obligations between EQT and the Partnership. The following table summarizes the reimbursement amounts.

	Years Ended December 31,
	2014	2013	2012 (a)
	(Thousands)
Reimbursements to EQT
Operating and maintenance expense (b)	$21,999	$14,296	$8,534
Selling, general and administrative expense (b)	$25,051	$18,322	$7,728

Reimbursements from EQT
Plugging and abandonment (c)	$500	$566	$1,585
Bare steel replacement (c)	—	2,566	2,659
Big Sandy Pipeline claims	$—	$—	$2,700

(a) Post-IPO period only as the omnibus agreement did not exist prior to the IPO.

(b) The expenses for which the Partnership reimburses EQT and its subsidiaries may not necessarily reflect the actual expenses that the Partnership would incur on a stand-alone basis and the Partnership is unable to estimate what those expenses would be on a stand-alone basis. These amounts exclude the recast impact of the NWV Gathering

Acquisition, Jupiter Acquisition and Sunrise Merger as these amounts do not represent reimbursements pursuant to the omnibus agreement.

(c) The reimbursements for plugging and abandonment and bare steel replacement were recorded as capital contributions from EQT.

Summary of affiliate transactions. The following table summarizes affiliate transactions:

	Years Ended December 31,
	2014	2013	2012
	(Thousands)
Operating revenues (a)	$328,527	$310,245	$205,563
Operating and maintenance expense (b)	28,688	21,931	17,537
Selling, general and administrative expense (b)	40,663	31,263	24,978
Interest expense	$19,888	$843	$4,110

(a) In December 2013, EQT completed the sale of Equitable Gas Company to PNG Companies LLC. For the years ended December 31, 2013 and 2012, Equitable Gas Company revenues reported as affiliate revenues were $37.6 million and $36.8 million, respectively.

(b) The expenses for which the Partnership reimburses EQT and its subsidiaries may not necessarily reflect the actual expenses that the Partnership would incur on a stand-alone basis and the Partnership is unable to estimate what those expenses would be on a stand-alone basis. These amounts include the recast impact of the NWV Gathering Acquisition, Jupiter Acquisition and Sunrise Merger as it represents the total amounts allocated to the Partnership by EQT for the periods presented.

The following table summarizes affiliate balances:

	As of December 31,
	2014	2013
	(Thousands)
Accounts receivable - affiliate	$55,068	$28,610
Due to related party	33,342	22,177
Sunrise Merger consideration payable to EQT (Note 2)	—	110,000
Capital lease obligation, including current portion	$147,588	$135,238

As discussed in Note 7, prior to the Partnership’s IPO, EQT provided financing to its subsidiaries predominantly through intercompany demand and term notes.  Prior to the IPO, Equitrans had demand and term notes due to EQT of approximately $135.2 million which were repaid in June 2012. Interest expense on affiliate long-term debt and demand loans amounted to $4.1 million for the year ended December 31, 2012. In addition, prior to the IPO and prior to the common control transactions described in Note 2, EQT made advances for changes in working capital, cash used for capital expenditures, and other cash flow needs which were viewed as financing transactions as demand or term notes would have been otherwise obtained from EQT to fund them.

5.         Income Taxes

The Partnership’s financial statements for the period prior to the IPO include U.S. federal and state income tax as its income was included as part of EQT’s consolidated federal tax return.  In conjunction with the contribution by EQT of the ownership of Equitrans to the Partnership immediately prior to the IPO, approximately $143.6 million of net current and deferred income tax liabilities were eliminated through equity. Effective July 2, 2012, as a result of its limited partnership structure, the Partnership is no longer subject to federal and state income taxes. For federal and state income tax purposes, all income, expenses, gains, losses and tax credits generated flow through to the owners, and accordingly, do not result in a provision for income taxes for the Partnership.

As discussed in Note 2, the Partnership completed the NWV Gathering Acquisition on March 17, 2015, the Jupiter Acquisition on May 7, 2014 and the Sunrise Merger on July 22, 2013. These were transactions between entities under common control and as a result the Partnership recast its combined financial statements to retrospectively reflect the operations of NWV Gathering, Jupiter and Sunrise. Prior to these transactions, the income of NWV Gathering, Jupiter and Sunrise was included as part of EQT’s consolidated federal tax return; therefore, the NWV Gathering, Jupiter and Sunrise operations were subject to income taxes.  Accordingly, the income tax effects associated with the operations of NWV Gathering, Jupiter and Sunrise prior to the NWV Gathering Acquisition, Jupiter Acquisition and the Sunrise Merger are reflected in the combined financial statements. Due to the Partnership's status for U.S. federal and state income tax purposes, approximately $51.8 million and $43.1 million, respectively, of net current and deferred income tax liabilities were eliminated through equity related to Jupiter and Sunrise during the years ended December 31, 2014 and 2013, respectively.

The components of the federal income tax expense (benefit) for the years ended December 31, 2014, 2013 and 2012 are as follows:

	Years Ended December 31,
	2014	2013	2012
	(Thousands)
Current:
Federal	$10,199	$16,448	$(19,936)
State	1,978	462	4,725
Subtotal	12,177	16,910	(15,211)
Deferred:
Federal	18,886	29,984	57,403
State	642	7,679	3,567
Subtotal	19,528	37,663	60,970
Amortization of deferred investment tax credit	—	—	(91)
Total	$31,705	$54,573	$45,668

Prior to the NWV Gathering Acquisition, Jupiter Acquisition, Sunrise Merger, and IPO, tax obligations for NWV Gathering, Jupiter, Sunrise and the Predecessor were the responsibility of EQT. EQT’s consolidated federal income tax was allocated among the group’s members on a separate return basis with tax credits allocated to the members generating the credits. The current federal tax benefit recorded in 2012 relates to cash refunds received during the year from EQT for its use of Sunrise’s tax bonus depreciation deductions. The Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010 (2010 Tax Relief Act) increased bonus depreciation from 50% to 100% for qualified investments made after September 8, 2010 and before January 1, 2012. Certain investments related to the Sunrise Pipeline qualified for this bonus depreciation. The Sunrise Pipeline lease was treated as an operating lease for income tax purposes; therefore, EQT was able to elect bonus depreciation for the Sunrise Pipeline, which was included in its consolidated federal tax return.

Income tax expense differed from amounts computed at the federal statutory rate of 35% on pre-tax book income from continuing operations as follows:

	Years Ended December 31,
	2014	2013	2012
	(Thousands)
Tax at statutory rate	$104,372	$85,528	$54,559
Partnership income not subject to income taxes	(74,426)	(36,253)	(12,623)
State income taxes	1,758	5,291	4,142
Unrecognized tax benefits	—	—	1,248
Regulatory assets	—	3	(1,491)
Other	1	4	(167)
Income tax expense	$31,705	$54,573	$45,668

Effective tax rate	10.6%	22.3%	29.3%

The decrease in income tax expense from 2013 to 2014 resulted from the change in the tax status of Jupiter in 2014. The increase in income tax expense from 2012 to 2013 resulted from increased operating income related to Jupiter, partly offset by decreases as a result of the changes in the tax status of the Partnership in 2012 and of Sunrise in 2013.

The Partnership’s historical uncertain tax positions were immaterial and were attributable to NWV Gathering for periods prior to the NWV Gathering Acquisition, Jupiter for periods prior to the Jupiter Acquisition, Sunrise for periods prior to the Sunrise Merger or periods prior to the IPO, as applicable. Additionally, EQT has indemnified the Partnership for these historical tax positions; therefore, the Partnership does not anticipate any future liabilities arising from these uncertain tax positions.

The following table summarizes the source and tax effects of temporary differences between financial reporting and tax basis of assets and liabilities:

	As of December 31,
	2014	2013
	(Thousands)
Deferred income taxes:
Total deferred income tax assets	$(840)	$(989)
Total deferred income tax liabilities	78,583	98,976
Total net deferred income tax liabilities	$77,743	$97,987

Total deferred income tax (assets)/liabilities:
PP&E tax deductions in excess of book deductions	$78,583	$98,976
Other (reported as other current assets)	(840)	(989)
Total net deferred income tax liabilities	$77,743	$97,987

At December 31, 2014 and 2013, there was no valuation allowance relating to deferred tax assets as the entire balance was expected to be realized. The deferred tax liabilities principally consisted of temporary differences between financial and tax reporting for the Partnership’s property, plant and equipment (PP&E) for NWV Gathering, Jupiter and Sunrise assets prior to their ownership by the Partnership. The deferred tax assets and liabilities were eliminated in connection with the Jupiter Acquisition and Sunrise Merger. The deferred tax assets and liabilities associated with the NWV Gathering Acquisition were eliminated in the first quarter of 2015.

EQT has indemnified the Partnership from and against any losses suffered or incurred by the Partnership and related to or arising out of or in connection with any federal, state or local income tax liabilities attributable to the ownership or operation of the Partnership’s assets prior to the acquisition of such assets from EQT. Therefore, the Partnership does not anticipate any future liabilities arising from the historical deferred tax liabilities.

6.         Regulatory Assets and Liabilities

Regulatory assets and regulatory liabilities are recoverable or reimbursable over various periods and do not earn a return on investment. The Partnership believes that it will continue to be subject to rate regulation that will provide for the recovery or reimbursement of its regulatory assets and regulatory liabilities.  Regulatory assets and regulatory liabilities are included in other assets and other long-term liabilities, respectively, in the accompanying combined balance sheets.

The Partnership has a regulatory asset associated with deferred taxes of $13.4 million and $14.1 million as of December 31, 2014 and 2013, respectively, primarily related to deferred income taxes recoverable through future rates on a historical deferred tax position and the equity component of AFUDC. The Partnership expects to recover the amortization of the deferred tax position ratably over the corresponding life of the underlying assets that created the difference. Taxes on the equity component of AFUDC and the offsetting deferred income taxes will be collected through rates over the depreciable lives of the long-lived assets to which they relate. The amounts established for deferred taxes were primarily generated during the pre-IPO period when the Partnership was included as part of EQT’s consolidated federal tax return. Effective July 2, 2012, the Partnership is a partnership for income tax purposes and no longer subject to federal and state income taxes.

The Partnership defers expenses for on-going post-retirement benefits other than pensions which are subject to recovery in approved rates.  The regulatory liability as of December 31, 2014 and 2013 of $4.5 million and $3.7 million, respectively, reflects lower cumulative actuarial expenses than the amounts recovered through rates, which could be subject to reimbursement to customers in the next rate case.

Regulatory assets associated with other recoverable costs were $1.7 million and $2.2 million as of December 31, 2014 and 2013, respectively, and primarily related to the recovery of storage base gas. Regulatory liabilities associated with other reimbursable costs was $2.1 million as of December 31, 2014 and primarily related to the storage retainage tracker on the AVC system. The Partnership defers the monthly over or under recovery of storage retainage gas on the AVC system and annually returns the excess to or recovers the deficiency from customers.

7.         Debt

In February 2014, the Partnership amended its credit facility to increase the borrowing capacity to $750 million. The amended credit facility will expire in February 2019. The credit facility is available to fund working capital requirements and capital expenditures, to purchase assets, to pay distributions, to repurchase units and for general partnership purposes. Subject to certain terms and conditions, the credit facility has an accordion feature that allows the Partnership to increase the available borrowings under the facility by up to an additional $250 million. In addition, the credit facility includes a sublimit up to $75 million for same-day swing line advances and a sublimit up to $150 million for letters of credit. Further, the Partnership has the ability to request that one or more lenders make term loans to it under the credit facility subject to the satisfaction of certain conditions, which term loans will be secured by cash and qualifying investment grade securities. The Partnership’s obligations under the revolving portion of the credit facility are unsecured. The Partnership’s obligations under the credit facility were unconditionally guaranteed by each of the Partnership’s subsidiaries. In January 2015, the Partnership amended its credit facility to, among other things, release its subsidiaries from their guarantee obligations under the credit facility. See Note 17.

During the third quarter of 2014, the Partnership issued 4.00% Senior Notes due August 1, 2024 in the aggregate principal amount of $500 million (the 4.00% Senior Notes). Net proceeds from the offering of $492.3 million, inclusive of a discount of $2.9 million and debt issuance costs of $4.8 million, were used to repay the outstanding borrowings under the Partnership’s credit facility and for general partnership purposes. The 4.00% Senior Notes contain covenants that limit the Partnership’s ability to, among other things, incur certain liens securing indebtedness, engage in certain sale and leaseback transactions, and enter into certain consolidations, mergers, conveyances, transfers or leases of all or substantially all of the Partnership’s assets. At December 31, 2014, the unamortized discount and debt issuance costs were $2.8 million and $4.6 million, respectively.

The payment obligations under the 4.00% Senior Notes were unconditionally guaranteed by each of the Partnership’s subsidiaries that guaranteed the Partnership’s credit facility (other than EQT Midstream Finance Corporation), which entities are referred to as "the Senior Note Guarantors." In connection with the release of the subsidiary guarantors from their guarantees under the credit facility, the Senior Note Guarantors were released from their guarantees of the 4.00% Senior Notes.

As of December 31, 2014, there were no amounts outstanding under the credit facility. During 2014, the maximum amount of outstanding short-term loans at any time was $450 million, the average daily balance of short-term loans outstanding was approximately $119 million and interest was incurred on the loans at a weighted average annual interest rate of 1.67%. The Partnership did not have any short-term loans outstanding at any time during the years ended December 31, 2013 and 2012. For the years ended December 31, 2014, 2013 and 2012, commitment fees of $1.4 million, $0.9 million and $0.4 million, respectively, were paid to maintain credit availability under the Partnership's credit facility. On March 17, 2015, the Partnership borrowed $390.0 million on its credit facility for the NWV Gathering Acquisition. On March 27, 2015, the Partnership used the net proceeds from the sale of additional common units of approximately $91.0 million as discussed in Note 1 to reduce the Partnership's outstanding balance on the credit facility.

The Partnership’s credit facility contains various provisions that, if not complied with, could result in termination of the credit facility, require early payment of amounts outstanding or similar actions. The most significant covenants and events of default under the credit facility relate to maintenance of permitted leverage ratio, limitations on transactions with affiliates, limitations on restricted payments, insolvency events, nonpayment of scheduled principal or interest payments, acceleration of other financial obligations and change of control provisions. Under the credit facility, the Partnership is required to maintain a consolidated leverage ratio of not more than 5.00 to 1.00 (or, not more than 5.50 to 1.00 for certain measurement periods following the consummation of certain acquisitions). As of December 31, 2014, the Partnership was in compliance with all credit facility provisions and covenants.

Prior to the IPO, EQT provided financing to the Partnership generally through intercompany term and demand loans. On June 21, 2012, the term note of $135.2 million was retired.

8.         Fair Value Measurements

The carrying value of cash and cash equivalents, accounts receivable, amounts due to/from related parties and accounts payable approximate fair value due to the short maturity of the instruments. The carrying value of short-term loans under the Partnership's credit facility approximates fair value as the interest rates are based on prevailing market rates. As of December 31, 2014, the estimated fair value of long-term debt was approximately $496 million and the carrying value of long-term debt was approximately $493 million.

9.         Pension and Other Postretirement Benefit Plans

Employees of EQT operate the Partnership’s assets. EQT charges the Partnership for the payroll and benefit costs associated with these individuals and for retirees of Equitrans. EQT carries the obligations for pension and other employee-related benefits in its financial statements.

Equitrans’ retirees participate in a defined benefit pension plan sponsored by EQT. For the years ended December 31, 2014, 2013 and 2012, the Partnership reimbursed EQT approximately $0.2 million, $0.3 million and $0.3 million, respectively, in order to meet certain funding targets. The Partnership expects to make cash payments to EQT of approximately $0.3 million in 2015 to reimburse for defined benefit pension plan funding. Historically, pension plan contributions have been designed to meet minimum funding requirements and keep plan assets at least equal to 80% of projected liabilities. The Partnership’s reimbursements to EQT are based on the proportion of the plan’s total liabilities allocable to Equitrans retirees. For the years ended December 31, 2014, 2013 and 2012, the Partnership was allocated $0.5 million, $0.1 million and $0.1 million, respectively, of the expenses associated with the plan. The dollar amount of a cash reimbursement to EQT in any particular year will vary as a result of gains or losses sustained by the pension plan assets during the year due to market conditions. The Partnership does not expect the variability of contribution requirements to have a significant effect on its business, financial condition, results of operations, liquidity or ability to make distributions.

EQT, as the sponsor of the defined benefit pension plan, terminated the plan effective December 31, 2014. Following satisfaction of applicable regulatory requirements, which is expected to occur by the end of 2016, EQT will fully fund the defined benefit pension plan by purchasing one or more annuities for participants from an insurance company or other financial institution. The Partnership will reimburse EQT for its proportionate share of such funding which is not expected to significantly impact the Partnership's financial condition, results of operations, liquidity or ability to make distributions.

The Partnership contributes to a defined contribution plan sponsored by EQT. The contribution amount is a percentage of allocated base salary. In 2014, 2013 and 2012, the Partnership was charged its contribution percentage through the EQT payroll and benefit costs discussed in Note 4.

The individuals who operate the Partnership’s assets and Equitrans' retirees participate in certain other post-employment benefit plans sponsored by EQT. The Partnership was allocated $0.1 million, $0.2 million and $0.3 million in 2014, 2013 and 2012, respectively, of the expenses associated with these plans.

The Partnership recognizes expenses for ongoing post-retirement benefits other than pensions, which are subject to recovery in the approved rates. Expenses recognized by the Partnership for the years ended December 31, 2014, 2013 and 2012 for ongoing post-retirement benefits other than pensions were approximately $1.2 million per year.

10.         Net Income per Limited Partner Unit and Cash Distributions

The following table presents the Partnership’s calculation of net income per limited partner unit for common and subordinated limited partner units. Net income attributable to periods prior to the IPO, to Sunrise for periods prior to July 22, 2013, to Jupiter for periods prior to May 7, 2014 and to NWV Gathering for periods prior to March 17, 2015 are not allocated to the limited partners for purposes of calculating net income per limited partner unit.

The phantom units granted to the independent directors of the Board of Directors of the Partnership’s general partner will be paid in common units on a director’s termination of service from the Board of Directors. As there are no remaining service, performance or market conditions related to these awards, 11,418 phantom unit awards were included in the calculation of basic weighted average limited partner units outstanding for the year ended December 31, 2014. Potentially dilutive securities included in the calculation of diluted weighted average limited partner units outstanding totaled 137,800, 108,113 and 54,938 for the years ended December 31, 2014, 2013 and 2012, respectively.

	Years Ended December 31,
	2014	2013	2012
	(Thousands, except per unit data)
Net income	$266,500	$189,791	$110,216
Less:
Pre-acquisition net income allocated to parent	(53,878)	(86,213)	(73,657)
General partner interest in net income – 2%	(4,252)	(2,140)	(791)
General partner interest in net income attributable to incentive distribution rights	(11,453)	(787)	—
Limited partner interest in net income	$196,917	$100,651	$35,768

Net income allocable to common units - basic	$136,992	$58,673	$16,345
Net income allocable to subordinated units - basic	59,925	41,978	19,423
Limited partner interest in net income - basic	$196,917	$100,651	$35,768

Net income allocable to common units - diluted	$137,048	$58,697	$16,370
Net income allocable to subordinated units - diluted	59,869	41,954	19,398
Limited partner interest in net income - diluted	$196,917	$100,651	$35,768

Weighted average limited partner units outstanding – basic
Common units	38,405	23,399	17,339
Subordinated units	17,340	17,340	17,340
Total	55,745	40,739	34,679
Weighted average limited partner units outstanding – diluted
Common units	38,543	23,507	17,394
Subordinated units	17,340	17,340	17,340
Total	55,883	40,847	34,734
Net income per limited partner unit – basic
Common units	$3.57	$2.51	$0.94
Subordinated units	3.46	2.42	1.12
Total	$3.53	$2.47	$1.03
Net income per limited partner unit - diluted
Common units	$3.56	$2.50	$0.94
Subordinated units	3.45	2.42	1.12
Total	$3.52	$2.46	$1.03

The partnership agreement requires that, within 45 days after the end of each quarter, beginning with the quarter ended September 30, 2012, the Partnership distribute all of its available cash (described below) to unitholders of record on the applicable record date.

Available cash

Available cash generally means, for any quarter, all cash and cash equivalents on hand at the end of that quarter:

•                  less, the amount of cash reserves established by the Partnership’s general partner to:

•                   provide for the proper conduct of the Partnership’s business (including reserves for future capital expenditures, anticipated future debt service requirements and refunds of collected rates reasonably likely to be refunded as a result of a settlement or hearing related to FERC rate proceedings or rate proceedings under applicable law subsequent to that quarter);

•                  comply with applicable law, any of the Partnership’s debt instruments or other agreements; or

•                  provide funds for distributions to the Partnership’s unit holders and to the Partnership’s general partner for any one or more of the next four quarters (provided that the Partnership’s general partner may not establish cash reserves for distributions if the effect of the establishment of such reserves will prevent the

Partnership from distributing the minimum quarterly distribution on all common units and any cumulative arrearages on such common units for the current quarter);

•                   plus, if the Partnership’s general partner so determines, all or any portion of the cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made subsequent to the end of such quarter.

Subordinated Units

As of December 31, 2014, all subordinated units were held by EQT. The Partnership’s partnership agreement provides that, during the period of time referred to as the “subordination period,” the common units will have the right to receive distributions of available cash from operating surplus each quarter in an amount equal to $0.35 per common unit (the minimum quarterly distribution, as defined in the Partnership’s partnership agreement) plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. The practical effect of the subordinated units is to increase the likelihood that during the subordination period there will be available cash to distribute the minimum quarterly distribution to the common units. The subordination period ended during the first quarter of 2015 and the subordinated units were converted to common units on a one-for-one basis when the distribution requirements, as defined in the Partnership’s partnership agreement, were met. See Note 17.

Incentive Distribution Rights

All incentive distribution rights are held by the Partnership’s general partner. Incentive distribution rights represent the right to receive an increasing percentage (13.0%, 23.0% and 48.0%) of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels described below have been achieved. The Partnership’s general partner may transfer the incentive distribution rights separately from its general partner interest, subject to restrictions in the Partnership’s partnership agreement.

The following discussion assumes that the Partnership’s general partner continues to own both its 2.0% general partner interest and the incentive distribution rights.

If for any quarter:

•                   the Partnership has distributed available cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

•                  the Partnership has distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, the Partnership will distribute any additional available cash from operating surplus for that quarter among the unitholders and the Partnership’s general partner in the following manner:

	Total Quarterly Distribution per	Marginal Percentage Interest in Distributions
	Unit Target Amount	Unitholders	General Partner
Minimum Quarterly Distribution	$0.35	98.0%	2.0%
First Target Distribution	Above $0.3500 up to $0.4025	98.0%	2.0%
Second Target Distribution	Above $0.4025 up to $0.4375	85.0%	15.0%
Third Target Distribution	Above $0.4375 up to $0.5250	75.0%	25.0%
Thereafter	Above $0.5250	50.0%	50.0%

To the extent these incentive distributions are made to the general partner, more available cash proportionally is allocated to the general partner than to holders of common and subordinated units.

11.      Equity-Based Compensation Plan

Equity-based compensation expense recorded by the Partnership was $3.4 million, $1.0 million and $0.5 million for the years ended December 31, 2014, 2013 and 2012, respectively.

At the closing of the IPO in July 2012, the Partnership’s general partner granted awards representing 146,490 common units (EQM Total Return Program). These awards have a market condition related to the total unitholder return realized on the Partnership’s common units from the IPO through December 31, 2015. If earned, the units are expected to be distributed in Partnership common units.  The Partnership accounted for these awards as equity awards using the $20.02 grant date fair value as determined using a Monte Carlo simulation as the valuation model. The price was generated using annual historical volatility of peer-group companies for the expected term of the awards, which is based upon the performance period.  The range of expected volatilities calculated by the valuation model was 27% to 72% and the weighted-average expected volatility was 38%.  Additional assumptions included the risk-free rate for periods within the contractual life of the awards based on the U.S. Treasury yield curve in effect at the time of grant and an expected distribution growth rate of 10%. As of December 31, 2013, 142,500 of these performance awards were outstanding. Adjusting for 2,520 forfeitures, 139,980 performance awards were outstanding as of December 31, 2014.  As of December 31, 2014, $0.8 million of unrecognized compensation cost related to the EQM Total Return Program was expected to be recognized by December 31, 2015.

In the first quarter of 2014, performance units were granted to EQT employees who provide services to the Partnership under the 2014 EQM Value Driver Award (2014 EQM VDA).  The 2014 EQM VDA was established to align the interests of key EQT employees with the interests of unitholders and customers and the strategic objectives of the Partnership. Under the 2014 EQM VDA, 50% of the units confirmed vested upon payment following the first anniversary of the grant date; the remaining 50% of the units confirmed will vest upon the payment date following the second anniversary of the grant date.  The performance metrics were the Partnership’s 2014 adjusted earnings before interest, taxes, depreciation and amortization performance as compared to its annual business plan and individual, business unit and value driver performance over the period January 1, 2014 through December 31, 2014. As of December 31, 2014, 62,845 awards including accrued distributions were outstanding under the 2014 EQM VDA. The first tranche of the confirmed awards vested and was paid in Partnership common units in February 2015. The remainder of the confirmed awards is expected to vest and be paid in Partnership common units in the first quarter of 2016. The Partnership accounts for these awards as equity awards using the $58.79 grant date fair value per unit which was equal to the Partnership's common unit price on the date prior to the date of grant. Due to the graded vesting of the award, the Partnership recognizes compensation cost over the requisite service period for each separately vesting tranche of the award as though the award was, in substance, multiple awards. The Partnership capitalizes certain labor overhead costs which include a portion of non-cash equity-based compensation. The total compensation cost capitalized in 2014 was $0.3 million. No amounts were capitalized for the years ended December 31, 2013 and 2012. As of December 31, 2014, $0.9 million of unrecognized compensation cost related to the 2014 EQM VDA was expected to be recognized by December 31, 2015.

The Partnership’s general partner has granted equity-based phantom units that vested upon grant to the independent directors of its general partner. The value of the phantom units will be paid in common units on a director’s termination of service on the general partner’s Board of Directors. The Partnership accounted for these awards as equity awards and recorded compensation expense for the fair value of the awards at the grant date fair value. A total of 11,759 independent director unit-based awards including accrued distributions were outstanding as of December 31, 2014. A total of 2,580, 3,790 and 4,780 unit-based awards were granted to the independent directors during the years ended December 31, 2014, 2013 and 2012, respectively. The weighted average fair value of these grants, based on the Partnership’s common unit price on the grant date, was $58.79, $37.92 and $24.30 for the years ended December 31, 2014, 2013 and 2012, respectively.

Common units to be delivered pursuant to vesting of the equity based awards may be common units acquired by the Partnership’s general partner in the open market, from any other person, directly from the Partnership or any combination of the foregoing.

12.      Lease Obligations

On December 17, 2013, the Partnership entered into a lease with EQT for the AVC facilities with an initial term of 25 years. Under the lease, the Partnership operates the facilities as part of its transmission and storage system under the rates, terms and conditions of its FERC-approved tariff.  The AVC facilities include an approximately 200 mile pipeline that interconnects with the Partnership’s transmission and storage system and provides 450 MMcf per day of additional firm capacity to the Partnership’s system, four associated natural gas storage reservoirs with approximately 260 MMcf per day of peak withdrawal capacity and approximately 15 Bcf of working gas capacity. The lease payment due each month is the lesser of the following alternatives: (1) a revenue-based payment reflecting the revenues generated by the operation of AVC minus the actual costs of operating AVC and (2) a payment based on depreciation expense and pre-tax return on invested capital for AVC. As a result, the payments to be made under the AVC lease will be variable. Any difference between the estimated minimum lease payments at inception of the lease and the actual lease payment is recorded to interest expense as contingent rent. For the year ended December 31, 2014, contingent rentals were approximately $3.4 million.

Management determined that the AVC lease was a capital lease under GAAP. The gross capital lease assets and obligations recorded in 2013 were approximately $134.4 million. The Partnership expects modernization capital expenditures will be incurred primarily by EQT to upgrade the AVC assets. As the capital expenditures are incurred by EQT, the Partnership's capital lease assets and obligations will increase. In 2014, modernization capital expenditures incurred by EQT were approximately $9.2 million which increased the capital lease assets and obligations. Cash payments made under the lease were $16.7 million for the year ended December 31, 2014.

For the years ended December 31, 2014 and 2013, interest expense, which includes contingent rent, of $19.9 million and $0.8 million, respectively, and depreciation expense of $5.8 million and $0.4 million, respectively, were recorded related to the capital lease. Of the $19.9 million interest expense for the year ended December 31, 2014, approximately $2.7 million was unpaid and therefore increased the capital lease obligation due to the variability in the payments under the lease. At December 31, 2014, accumulated depreciation was $6.2 million, net capital lease assets were $137.4 million and total capital lease obligations were $147.6 million. At December 31, 2014 and 2013, the current portion of capital lease obligations was $3.8 million and $1.5 million, respectively, and was included in accrued liabilities on the combined balance sheets.

The following is a schedule of the estimated future minimum lease payments under the capital lease together with the present value of the net minimum lease payments as of December 31, 2014:

Year ending December 31,
(Thousands)
2015	$21,383
2016	18,200
2017	20,477
2018	20,214
2019	18,048
Later years	304,759
Total minimum lease payments (a)	403,081
Less: Amount representing interest (b)	(255,493)
Present value of net minimum lease payments	$147,588
(a) There were no amounts representing contingent rentals or executory costs (such as taxes, maintenance and insurance) included in the total minimum lease payments.
(b) Amount necessary to reduce net minimum lease payments to the present value of the obligation at December 31, 2014 as the present value calculated at the Partnership’s incremental borrowing rate exceeded the fair value of the property at inception of the lease.

13.      Concentrations of Credit Risk

The Partnership’s transmission and storage and gathering operations provide services to utility and end-user customers located in the northeastern United States. The Partnership also provides services to customers engaged in commodity procurement and delivery, including large industrial, utility, commercial and institutional customers and certain marketers primarily in the Appalachian and mid-Atlantic regions. For the years ended December 31, 2014, 2013 and 2012, EQT accounted for approximately 69%, 88% and 87%, respectively, of the Partnership’s total revenues. Additionally for the year ended December 31, 2014, one customer accounted for approximately 16% of the Partnership's total revenues. Other than EQT, no single customer accounted for more than 10% of the Partnership's total revenues in 2013 or 2012.

Approximately 41% and 59% of third party accounts receivable balances of $16.5 million and $8.5 million as of December 31, 2014 and 2013, respectively, represent amounts due from marketers. The Partnership manages the credit risk of sales to marketers by limiting the Partnership’s dealings to those marketers that meet specified criteria for credit and liquidity strength and by actively monitoring these accounts. The Partnership may request a letter of credit, guarantee, performance bond or other credit enhancement from a marketer in order for that marketer to meet the Partnership’s credit criteria. The Partnership did not experience any significant defaults on accounts receivable during the years ended December 31, 2014, 2013 and 2012.

14.      Commitments and Contingencies

The Partnership is subject to federal, state and local environmental laws and regulations. These laws and regulations, which are constantly changing, can require expenditures for remediation and in certain instances result in assessment of fines. The Partnership has established procedures for ongoing evaluation of its operations to identify potential environmental exposures and assure compliance with regulatory policies and procedures. The estimated costs associated with identified situations that require remedial action are accrued. However, when recoverable through regulated rates, certain of these costs are deferred as regulatory assets. Ongoing expenditures for compliance with environmental law and regulations, including investments in plant and facilities to meet environmental requirements, have not been material. Management believes that any such required expenditures will not be significantly different in either nature or amount in the future and does not know of any environmental liabilities that will have a material effect on its business, financial condition, results of operations, liquidity or ability to make distributions.

In the ordinary course of business, various legal and regulatory claims and proceedings are pending or threatened against the Partnership.  While the amounts claimed may be substantial, the Partnership is unable to predict with certainty the ultimate outcome of such claims and proceedings.  The Partnership accrues legal and other direct costs related to loss contingencies when actually incurred.  The Partnership has established reserves it believes to be appropriate for pending matters and, after consultation with counsel and giving appropriate consideration to available insurance, the Partnership believes that the ultimate outcome of any matter currently pending against the Partnership will not materially affect its business, financial condition, results of operations, liquidity or ability to make distributions.

15.      Interim Financial Information (Unaudited)

The following table presents a summary of the Partnership's operating results by quarter for the years ended December 31, 2014 and 2013.

	Three months ended
	March 31	June 30	September 30	December 31
	(Thousands, except per unit amounts)
2014
Operating revenues	$107,908	$109,327	$120,922	$138,390
Operating income	72,617	72,400	81,866	99,829
Net income	$54,998	$58,968	$67,701	$84,833
Net income per limited partner unit: (a)
Basic	$0.69	$0.81	$0.86	$1.12
Diluted	$0.69	$0.81	$0.85	$1.12
2013
Operating revenues	$79,022	$87,355	$92,029	$95,595
Operating income	54,896	59,709	63,883	66,306
Net income	$42,986	$44,717	$49,943	$52,145
Net income per limited partner unit: (a)
Basic	$0.68	$0.59	$0.61	$0.62
Diluted	$0.68	$0.59	$0.60	$0.62

(a)      Quarterly net income per limited partner unit amounts are stand-alone calculations and may not be additive to full-year amounts due to rounding and changes in outstanding units.

16.          Subsidiary Guarantors

The Partnership and EQT Midstream Finance Corporation (a 100% owned subsidiary of the Partnership whose primary purpose is to act as co-issuer of debt securities) filed a registration statement on Form S-3 with the SEC on July 1, 2013, as amended by a post-effective amendment filed with the SEC on June 26, 2014. The purpose of the Form S-3 was to register, among other securities, debt securities. Certain subsidiaries of the Partnership (the Subsidiary Guarantors) are co-registrants with the Partnership, and the registration statement registered guarantees of debt securities by one or more of the Subsidiary Guarantors. The Subsidiary Guarantors are 100% owned by the Partnership and any guarantees by the Subsidiary Guarantors will be full and unconditional. Subsidiaries of the Partnership other than the Subsidiary Guarantors and EQT Midstream Finance Corporation, if any, are minor. As further discussed in Note 7, during the third quarter of 2014 the Partnership issued 4.00% Senior Notes. The payment obligations under the 4.00% Senior Notes were unconditionally guaranteed by each of the Partnership's subsidiaries that guaranteed the Partnership's credit facility (other than EQT Midstream Finance Corporation). See Note 17 for a discussion of the release of these guarantees.

17.          Subsequent Events

On January 22, 2015, the Partnership announced that the Board of Directors of its general partner declared a cash distribution to the Partnership’s unitholders for the fourth quarter of 2014 of $0.58 per common and subordinated unit, $0.8 million to the general partner related to its 2% general partner interest and $5.2 million to the general partner related to its incentive distribution rights. The cash distribution was paid on February 13, 2015 to unitholders of record at the close of business on February 3, 2015. As a result of this cash distribution, all of the Partnership's 17,339,718 subordinated units converted, for no additional consideration, into common units on a one-for-one basis on February 17, 2015 upon satisfaction of certain financial tests for termination of the subordination period set forth in the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated July 2, 2012 (as amended, the Partnership Agreement). This change did not affect EQT's ownership percentage of the Partnership.

On January 22, 2015, the Partnership amended its credit facility to, among other things: exclude the MVP Joint Venture from the definitions of “Consolidated Debt”, “Consolidated EBITDA”, “Consolidated Subsidiary” and “Subsidiary”; permit MVP Joint Venture to incur non-recourse debt which may be secured by a pledge of the interests of MVP Joint Venture without affecting the calculation of the consolidated leverage ratio in the credit facility, and release the subsidiary guarantors under the credit facility from their guarantees of the obligations under the credit facility. In connection with the release of the subsidiary guarantors from their guarantees under the credit facility, the Senior Note Guarantors were released from their guarantees of the 4.00% Senior Notes.

In February 2015, the Partnership issued 21,063 common units related to the 2014 EQM VDA award. See Note 11 for discussion of equity-based compensation.

See Note 7 for discussion regarding the borrowings subsequent to December 31, 2014.

See Note 2 for discussion regarding the NWV Gathering Acquisition on March 17, 2015 and the MVP Interest Acquisition on March 30, 2015 and Note 1 for discussion of the related March 2015 equity offering.

On March 17, 2015, the Partnership amended the omnibus agreement, effective as of January 1, 2015, to provide for the reimbursement by the Partnership of direct and indirect costs and expenses attributable to EQT’s long-term incentive programs. See Note 4.